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                                                                   EXHIBIT 10.74


Re:     Purchase Agreement

This is to confirm the commitment of Monro Muffler Brake, Inc., with respect to the changeover proposal as previously discussed.

You agree that Honeywell Friction Materials will be your primary brake supplier commencing as of the completion of the changeover and continuing for a minimum of three (3) years. In addition, you will purchase a minimum of 90% of products (as defined) per year over the next three years through January 31, 2003.

Kindly indicate your understanding and agreement with the above by signing below where indicated and return one copy to Honeywell Friction Materials, to the attention of Tom McCarthy. If you should have any questions regarding this matter, do not hesitate to call.

Very truly yours,

Honeywell Friction Materials

/s/ Tom McCarthy
-----------------------------------
Tom McCarthy, Area Vice President


Accepted:                                By: /s/ Andrew Dudash
                                             -----------------------------------
                                             Title: Vice President-Merchandising
                                             Date: January 3, 2000


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HONEYWELL FRICTION MATERIALS
105 PAWTUCKET AVENUE
RUMFORD, RI  02916


                MINIMUM PURCHASE AND PREFERRED SUPPLIER AGREEMENT

         This Minimum Purchase and Preferred Supplier Agreement (the "Agreement"), dated as of January 13, 2000, is between Honeywell International Inc., on behalf of its Friction Materials business ("HFM"), and Monro Service Corporation (the "Customer").

The parties agree as follows:

1. Customer has requested HFM to incur the following Signing Bonus in connection with the granting by Customer of certain new business to HFM:

SIGNING BONUS:  *

2. In return for HFM's agreement to incur the Signing Bonus, Customer agrees to buy a minimum of 90% of Products (net of returns) (Products are defined in Section 3 below) per year over the next three years through January 31, 2003.

3. "Products" are defined as the following product lines: StopRite Friction, RoadTuff Drums&Rotors, RoadTuff Wheel Cylinders, RoadTuff Brake Hoses, RoadTuff Master Cylinders, and Bendix premium friction as needed. Monro has the option to have HFM supply StopRite friction to Autoline for Monro's loaded caliper program.

4. Customer agrees that in consideration of the Signing Bonus to be incurred by HFM, at all times during the period between February 1, 2000 through January 31, 2003, HFM will be Customer's preferred supplier for all of the types of products included in the Products definition.

5. In addition to all other rights and remedies available to HFM under law or equity (including, without limitation, breach of contract claims and claims of reliance), in the event that Customer breaches its obligations as set forth in this Agreement without cause, Customer will reimburse HFM, by corporate check within 10 business days after the end of each such Time Period, as follows:

     Time Period in Which the First Breach Occurs  Reimbursement Amount
     --------------------------------------------  --------------------

     2/1/00-1/31/01                                $ U.S.  *
     2/1/01-1/31/02                                $ U.S.  *
     2/1/02-1/31/03                                $ U.S.  *


        MONRO SERVICE CORPORATION                  HONEYWELL INTERNATIONAL INC.,
                                                   FRICTION MATERIALS


By:                                                By:
    -------------------------                          -------------------------

Title:                                             Title:
      -----------------------                            -----------------------

* This information has been left out for confidentiality reasons.